Exhibit 99.3

Alpha Natural Resources, Inc. and Subsidiaries
Consolidated Balance Sheets
(Dollars in thousands, except share and per share data)
	June 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash	$30,896	$42,326
Trade accounts receivable	114,073	135,354
Inventories, net	93,595	56,508
Deferred income taxes	29,255	29,302
Prepaid expenses	25,943	28,517
Other current assets	5,620	5,676
Total current assets	299,382	297,683
Owned surface lands	55,103	51,802
Plant, equipment and mine development costs, net	698,716	685,609
Owned and leased mineral rights, net	892,007	888,514
Coal supply agreements, net	5,122	6,910
Other noncurrent assets	37,511	37,590
Total assets	$1,987,841	$1,968,108

LIABILITIES
Current liabilities:
Current portion of long-term debt	$33,500	$16,750
Trade accounts payable	43,272	52,595
Accrued expenses and other current liabilities	170,876	202,752
Total current liabilities	247,648	272,097
Long-term debt	566,285	583,035
Deferred income taxes	5,056	-
Coal supply agreements, net	2,627	4,268
Postretirement benefits	543,553	533,166
Other noncurrent liabilities	363,749	351,181
Total liabilities	1,728,918	1,743,747

Commitments and contingencies (Note 16)
STOCKHOLDERS' EQUITY
Common stock, $0.01 par value; 100.0 million shares authorized, 47.2 million shares issued and 44.7 million shares outstanding at June 30, 2009;
47.0 million shares issued and 44.5 million shares outstanding at December 31, 2008	472	470
Additional paid-in capital	319,186	316,567
Retained earnings	111,065	89,329
Accumulated other comprehensive loss	(81,784)	(93,378)
Treasury stock, at cost: 2.5 million shares at June 30, 2009;
2.5 million shares at December 31, 2008	(90,016)	(88,627)
Total stockholders' equity	258,923	224,361
Total liabilities and stockholders' equity	$1,987,841	$1,968,108

The accompanying notes are an integral part of these consolidated financial statements.

Alpha Natural Resources, Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income (Loss)
(Unaudited, dollars in thousands, except per share data)

	Three Months Ended June 30,
	2009	2008
Revenues:
Coal sales	$398,999	$404,780
Other revenue	5,661	7,157
Total revenues	404,660	411,937

Costs and expenses:
Cost of coal sales (excludes depreciation, depletion and amortization)	279,452	330,226
Selling, general and administrative expenses (excludes depreciation, depletion and amortization)	21,249	17,423
Accretion on asset retirement obligations	2,949	2,899
Depreciation, depletion and amortization	52,114	51,505
Amortization of coal supply agreements	172	1,197
Income from operations	48,724	8,687

Other income (expense):
Interest expense	(9,046)	(11,366)
Interest income	18	248
Income (loss) before income tax expense and equity in losses of affiliates	39,696	(2,431)

Income tax expense	(8,841)	(1,115)
Equity in losses of affiliates	(199)	(881)
Net income (loss)	30,656	(4,427)

Other comprehensive income (loss):
Adjustments to unrecognized gains and losses and amortization of employee benefit plan costs, net of tax expense of $1,201 in 2009 and tax benefit of $19 in 2008	4,157	(29)
Unrealized gain on financial swaps, net of tax expense of $451 in 2009 and $328 in 2008	1,807	493
Reclassification of unrealized loss on financial swaps, net of tax expense of $1,067 into cost of coal sales	4,266	-

Comprehensive income (loss)	$40,886	$(3,963)

Basic earnings (loss) per common share	$0.69	$(0.10)
Diluted earnings (loss) per common share	$0.67	$(0.10)
Weighted-average shares-basic	44,675,617	45,397,449
Weighted-average shares-diluted	45,480,914	45,397,449
Dividends declared per share	$0.05	$0.05

The accompanying notes are an integral part of these consolidated financial statements.

Alpha Natural Resources, Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Income
(Unaudited, dollars in thousands, except per share data)

	Six Months Ended June 30,
	2009	2008
Revenues:
Coal sales	$794,323	$811,726
Other revenue	15,506	12,515
Total revenues	809,829	824,241

Costs and expenses:
Cost of coal sales (excludes depreciation, depletion and amortization)	612,020	645,699
Selling, general and administrative expenses (excludes depreciation, depletion and amortization)	38,705	37,214
Accretion on asset retirement obligations	5,906	5,456
Depreciation, depletion and amortization	101,631	104,770
Amortization of coal supply agreements	147	1,322
Income from operations	51,420	29,780

Other income (expense):
Interest expense	(18,196)	(24,280)
Interest income	165	691
Income before income tax expense and equity in losses of affiliates	33,389	6,191

Income tax expense	(6,738)	(3,382)
Equity in losses of affiliates	(448)	(1,066)
Net income	26,203	1,743

Other comprehensive income:
Adjustments to unrecognized gains and losses and amortization of employee benefit plan costs, net of tax expense of $801 in 2009 and $39 in 2008	2,901	584
Unrealized (loss) gain on financial swaps, net of tax benefit of $122 in 2009 and tax expense of $711 in 2008	(486)	1,070
Reclassification of unrealized loss on financial swaps, net of tax expense of $2,295 into cost of coal sales	9,179	-

Comprehensive income	$37,797	$3,397

Basic earnings per common share	$0.59	$0.04
Diluted earnings per common share	$0.58	$0.04
Weighted-average shares-basic	44,629,105	45,195,592
Weighted-average shares-diluted	45,389,552	46,337,810
Dividends declared per share	$0.10	$0.10

The accompanying notes are an integral part of these consolidated financial statements.

Alpha Natural Resources, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited, dollars in thousands)

	Six Months Ended June 30,
	2009	2008
Operating activities:
Net income	$26,203	$1,743
Adjustments to reconcile net income to net cash provided by operating activities:
Accretion on asset retirement obligations	5,906	5,456
Depreciation, depletion and amortization	101,778	106,092
Amortization of deferred financing costs	937	911
Gain on sale of assets	(131)	(112)
Non-cash stock compensation	4,062	8,062
Excess tax benefit from stock-based awards	-	(5,542)
Deferred income taxes	629	146
Asset retirement obligation payments	(1,362)	(582)
Equity in losses of affiliates	448	1,066
Unrealized mark-to-market gain on derivative instruments	(6,116)	-
Other	208	227
Changes in operating assets and liabilities:
Trade accounts receivable	21,281	(8,913)
Inventories, net	(36,955)	1,789
Prepaid expenses and other current assets	3,387	13,403
Other noncurrent assets	(5)	(168)
Trade accounts payable	(9,323)	7,561
Accrued expenses and other current liabilities	(5,936)	(10,417)
Noncurrent liabilities	19,350	11,059

Net cash provided by operating activities	124,361	131,781

Investing activities:
Purchases of plant, equipment and mine development costs	(93,953)	(66,661)
Acquisition of mineral rights under federal lease	(36,108)	(36,108)
Purchases of equity-method investments	-	(10,070)
Proceeds from disposition of plant and equipment	125	324

Net cash used in investing activities	(129,936)	(112,515)

Financing activities:
Payment of cash dividends	(4,467)	(4,530)
Proceeds from issuance of common stock	-	3,436
Excess tax benefit from stock-based awards	-	5,542
Proceeds from revolving credit facility	10,000	-
Principal repayment of revolving credit facility	(10,000)	-
Other	(1,388)	(2,073)

Net cash (used in) provided by financing activities	(5,855)	2,375

Net (decrease) increase in cash and cash equivalents	(11,430)	21,641
Cash and cash equivalents at beginning of period	42,326	50,071

Cash and cash equivalents at end of period	$30,896	$71,712

Supplemental cash flow information:
Cash paid for interest	$15,102	$20,867
Cash paid for income taxes, net of refunds	$9,004	$7,861
The accompanying notes are an integral part of these consolidated financial statements.

Alpha Natural Resources, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited, dollars in thousands)

(1)           Basis of Presentation of Consolidated Financial Statements

The accompanying interim consolidated financial statements of Alpha Natural Resources, Inc. and Subsidiaries (formerly Foundation Coal Holdings, Inc. and herein referred to as the “Company”) are unaudited and prepared in accordance with the rules and regulations of the United States Securities and Exchange Commission (“SEC”) for Form 10-Q. Such rules and regulations allow the omission of certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America as long as the statements are not misleading. In the opinion of management, these interim consolidated financial statements reflect all normal and recurring adjustments necessary for a fair presentation of the results for the periods presented. These interim consolidated financial statements reflect the financial position as of June 30, 2009 and results of operations for the three and six months ended June 30, 2009 of Foundation Coal Holdings, Inc. prior to the merger with Alpha Natural Resources, Inc., more fully described in Note 20. These interim consolidated financial statements should be read in conjunction with the consolidated financial statements of Foundation Coal Holdings, Inc. included in its Annual Report on Form 10-K for the twelve months ended December 31, 2008, filed March 2, 2009.

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of the Company’s consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant areas requiring the use of management estimates and assumptions relate to coal reserves that are the basis for future cash flow estimates and units-of-production depreciation, depletion and amortization calculations; environmental and reclamation obligations; asset impairments; postemployment, postretirement and other employee benefit liabilities; valuation allowances for deferred income taxes; income tax provision calculations; reserves for contingencies and litigation; and the fair value and accounting treatment of certain financial instruments. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Accordingly, actual results may differ from these estimates. In addition, different assumptions or conditions could reasonably be expected to yield different results.

The operating results for the three and six months ended June 30, 2009 may not necessarily be indicative of the results to be expected in any other quarter or for the twelve months ended December 31, 2009.

Alpha Natural Resources, Inc. and Subsidiaries
Notes to Consolidated Financial Statements - Continued
(Unaudited, dollars in thousands)

(2)           Recent Accounting Pronouncements

In July 2009, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles (“SFAS No. 168”). This Statement replaces SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS No. 162”). This Statement establishes the FASB Accounting Standards CodificationTM (“Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”). Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. This Statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The implementation will have no impact on the Company’s consolidated financial statements. The standard requires new disclosures in the Company’s notes to the consolidated financial statements.

In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS No. 165”). This Statement sets forth the period after the balance sheet date during which management evaluates events or transactions that may occur for potential recognition or disclosure in the financial statements. The Statement also describes the circumstances under which an entity recognizes events or transactions occurring after the balance sheet date in its financial statements and the disclosures that an entity makes about events or transactions that occur after the balance sheet date. This Statement is effective for financial statements issued for interim and annual periods ending after June 15, 2009. The implementation had no material impact on the Company’s consolidated financial statements. The standard requires disclosure in the Company’s notes to the consolidated financial statements. See Note 20 for required disclosures.

In April 2009, the FASB issued FASB Staff Position (“FSP”) Financial Accounting Standard (“FAS”) No. 107-1 and Accounting Principles Board (“APB”) Opinion No. 28-1 Interim Disclosures about Fair Value of Financial Instruments (“FSP FAS No. 107-1 and APB No. 28-1”). FSP FAS No. 107-1 and APB No. 28-1 require fair value disclosures in both interim and annual financial statements in order to provide more timely information about the effects of current market conditions on financial instruments. FSP FAS No. 107-1 and APB No. 28-1 are effective for interim and annual periods ending after June 15, 2009. The Company adopted these standards on April 1, 2009. The implementation had no impact on the Company’s consolidated financial statements. The standards require additional disclosure in the Company’s notes to the consolidated financial statements. See Note 17 for the required disclosures.

In December 2008, the FASB issued FSP No. 132(R)-1 Employers’ Disclosures about Postretirement Benefit Plan Assets (“FSP FAS No. 132(R)-1”). This FSP amends SFAS No. 132 (revised 2003), Employers’ Disclosures about Pension and Other Postretirement Benefits, to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. The additional disclosure requirements under this FSP include expanded disclosures about an entity’s investment policies and strategies, the categories of plan assets, and concentrations of credit risk and fair value measurements of plan assets. FSP No. FAS 132(R)-1 will be effective for fiscal years ending after December 15, 2009. The implementation of this standard will have no impact on the amounts recorded in the Company’s consolidated financial statements. The Company will include the additional disclosures in the notes to the Company’s consolidated financial statements for the year ending December 31, 2009.

Alpha Natural Resources, Inc. and Subsidiaries
Notes to Consolidated Financial Statements - Continued
(Unaudited, dollars in thousands)

In June 2008, the FASB issued FSP Emerging Issues Task Force 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP No. 03-6-1”). This FSP provides that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents, whether paid or unpaid, are participating securities and shall be included in the computation of both basic and diluted earnings per share. FSP No. 03-6-1 is effective for fiscal years beginning after December 15, 2008 and interim periods within those years. All prior year EPS data presented is required to be adjusted retrospectively. The Company adopted FSP No. 03-6-1 on January 1, 2009 and the implementation of this standard did not have a material impact on the Company’s consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133” (“SFAS No. 161”). This standard amends and expands the disclosure requirements of SFAS No. 133 and establishes, among other things, the disclosure requirements for derivative instruments and for hedging activities. SFAS No. 161 is effective for fiscal years beginning after November 15, 2008. The Company adopted the provisions of SFAS No. 161 on January 1, 2009. The implementation did not have an impact on the amounts recorded in the Company’s consolidated financial statements. The standard required additional disclosures in the notes to the Company’s consolidated financial statements. See Note 19 for SFAS No. 161 information and disclosures.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (“SFAS No. 160”). This standard outlines the accounting and reporting for ownership interest in a subsidiary held by parties other than the parent. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. The Company adopted the provisions of SFAS No. 160 on January 1, 2009 and the implementation did not have an impact on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS No. 141(R)”). This standard establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. This statement also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. SFAS No. 141(R) is effective for acquisitions for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. SFAS No. 141(R) changes the accounting after the acquisition date for reductions in valuation allowances established in purchase price allocation related to an acquired entity’s deferred assets; including those relating to acquisitions prior to the adoption of SFAS No. 141(R). Effective from the date of adoption of SFAS No. 141(R), the effects of reductions in valuation allowances established in purchase accounting that are outside of the measurement period are reported as adjustments to income tax expense. The Company adopted the provisions of SFAS No. 141(R) on January 1, 2009. The implementation did not have an impact on the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). This standard defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 clarifies how to measure fair value as required or permitted under other accounting pronouncements but does not require any new fair value measurements. SFAS No. 157 was originally effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. On February 12, 2008, the FASB issued FSP No. 157-2, Effective Date of FASB Statement No. 157 (“FSP No. 157-2”). FSP No. 157-2 was effective upon issuance and delayed the effective date of SFAS No. 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis or at least once a year, to fiscal years beginning after November 15, 2008. The Company adopted the provisions of SFAS No. 157 on January 1, 2008 and the Company had no required fair value measurements for non-financial assets and liabilities in the second quarter of 2009 and no required additional disclosures upon adoption.

Alpha Natural Resources, Inc. and Subsidiaries
Notes to Consolidated Financial Statements - Continued
(Unaudited, dollars in thousands)

SFAS No. 157 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. Inputs are either observable or unobservable and refer broadly to the assumptions that are used in pricing assets or liabilities.

Observable inputs are reflective of market data and unobservable inputs reflect the entity’s own assumptions about pricing assets or liabilities. As defined below, the fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy under SFAS No. 157 are further described as follows:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2
        Quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability, or by market-corroborated inputs;

Level 3
        Unobservable inputs for the assets or liabilities in which the fair value measurement is supported by little or no market activity but reflects the best information available to the reporting entity and may include the entity’s own data.

These levels are not necessarily an indication of the risk or liquidity associated with the financial assets or liabilities disclosed.

The following table sets forth the Company’s financial assets and liabilities measured at fair value by level within the fair value hierarchy at June 30, 2009. As required by SFAS No. 157, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	Level 1	Level 2	Level 3
Derivative instruments	$—	$11,969	$—

Alpha Natural Resources, Inc. and Subsidiaries
Notes to Consolidated Financial Statements - Continued
(Unaudited, dollars in thousands)

The Company’s derivative instruments are reported at fair value, which are derived using valuation models commonly used for derivatives. Where possible, the Company verifies the values produced by such models to market prices. Valuation models require a variety of inputs, including contractual terms, market fixed prices, inputs from forward price yield curves, notional quantities, measures of volatility and correlations of such inputs. The inputs in such valuation models do not involve significant management judgment. Fair value measurement of such instruments is typically classified within Level 2 of the fair value hierarchy.

In October 2008, the FASB issued FSP FAS No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active (“FSP No. 157-3”). FSP No. 157-3 clarifies the application of SFAS No. 157 in determining the fair value of a financial asset when the market for that financial asset is not active. FSP No. 157-3 became effective upon issuance, including interim periods for which financial statements have not been issued. The Company adopted FSP No. 157-3 upon issuance.

In April 2009, the FASB issued FSP FAS No. 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP No. 157-4”). FSP No. 157-4 provides additional guidance on factors to consider in estimating fair value when there has been a significant decrease in market activity for a financial asset. FSP No. 157-4 is effective for interim and annual periods ending after June 15, 2009. The Company adopted FSP No. 157-4 on April 1, 2009 and the implementation of this standard did not have an impact on the Company’s consolidated financial statements.

(3)           Inventories

Inventories consisted of the following:

	June 30, 2009	December 31, 2008
Saleable coal	$56,053	$21,013
Raw coal	6,947	4,839
Materials and supplies	38,956	38,764
	101,956	64,616
Less materials and supplies reserve for obsolescence	(8,361)	(8,108)
	$93,595	$56,508

Saleable coal represents coal stockpiles ready for shipment to a customer. Raw coal represents coal that requires further processing prior to shipment.

Alpha Natural Resources, Inc. and Subsidiaries
Notes to Consolidated Financial Statements - Continued
(Unaudited, dollars in thousands)

(4)           Prepaid Expenses

Prepaid expenses consisted of the following:

	June 30, 2009	December 31, 2008
Prepaid royalties	$1,315	$1,551
Prepaid longwall move expenses	9,924	6,487
Prepaid SO2 emission allowances	-	544
Prepaid taxes	9,204	9,071
Prepaid insurance	2,724	9,291
Other	2,776	1,573
	$25,943	$28,517

Alpha Natural Resources, Inc. and Subsidiaries
Notes to Consolidated Financial Statements - Continued
(Unaudited, dollars in thousands)

(5)           Plant, Equipment, Mine Development Costs and Owned and Leased Mineral Rights

Plant, equipment, mine development costs and owned and leased mineral rights consisted of the following:

	June 30, 2009	December 31, 2008
Owned and leased mineral rights
Owned and leased mineral rights	$1,327,434	$1,291,326
Less accumulated depletion	(435,427)	(402,812)
	$892,007	$888,514

Plant, equipment and mine development costs
Plant, equipment and asset retirement costs	$1,082,780	$1,030,016
Mine development costs	89,291	70,922
Internal use software	38,358	38,082
Coalbed methane equipment and development costs	31,926	23,520
	1,242,355	1,162,540
Less accumulated depreciation and amortization:
Plant, equipment and asset retirement costs	(506,804)	(448,819)
Mine development costs	(11,291)	(8,179)
Internal use software	(16,783)	(14,164)
Coalbed methane equipment and development costs	(8,761)	(5,769)
	(543,639)	(476,931)

	$698,716	$685,609

In the first quarter of 2008 an indirect wholly owned subsidiary of the Company, was the successful bidder on a new federal coal lease adjacent to the western boundary of the Eagle Butte mine located north of Gillette, Wyoming. The Company’s lease bonus bid was $180,540, payable in five equal annual installments of $36,108. The Company made the first two payments of $36,108 during the first quarter of 2008 and the second quarter of 2009. These payments were both capitalized as a component of Owned and leased mineral rights, net in the Consolidated Balance Sheets. Subsequent payments will be capitalized when paid. The lease became effective on May 1, 2008, and the three remaining annual installments will be paid on the anniversary dates of the lease. This federal coal lease contains an estimated 224.0 million tons of proven and probable coal reserves.

Alpha Natural Resources, Inc. and Subsidiaries
Notes to Consolidated Financial Statements - Continued
(Unaudited, dollars in thousands)

(6)           Other Noncurrent Assets

Other noncurrent assets consisted of the following:

	June 30, 2009	December 31, 2008
Unamortized deferred financing costs	$7,251	$8,188
Advance mining royalties	1,927	1,848
Equity-method investments	8,775	9,232
Deferred income taxes, net	16,325	16,307
Derivative swap agreements (1)	1,359	-
Other	1,874	2,015
	$37,511	$37,590

_______________

(1)      See Note 19.

During the three months ended March 31, 2008, the Company acquired a 49% interest in the common stock of Target Drilling Inc. (“Target”), a privately-held contract drilling company, for $9,246. The Company has the ability to exercise significant influence over, but not control the operating activities of Target, and accordingly uses the equity method of accounting in accordance with APB Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. The Company records its proportionate share of earnings or losses of Target in its Consolidated Statements of Operations and Comprehensive (Loss) Income under the caption Equity in losses of affiliates. The Company adjusts the carrying amount of its investment in Target for its share of earnings or losses of Target accordingly.

The Company performed a fair value analysis of the net tangible and intangible assets of Target in order to account for the difference in the cost of its investment and its underlying equity in the net assets that were reflected on the books of Target on the date of acquisition. The Company assigned its proportionate share of the difference between the historical cost of the identifiable tangible and intangible assets recorded on the books of Target and their respective fair values based on the fair value analysis. The differences assigned to the identifiable tangible and intangible assets, other than equity-method goodwill, are being amortized over their respective useful lives as a component of Equity in losses of affiliates. The differences assigned consisted of tangible assets of $2,315, intangible assets of $1,955 (excluding equity-method goodwill), equity-method goodwill of $3,826 and a deferred tax liability of $1,779.

Alpha Natural Resources, Inc. and Subsidiaries
Notes to Consolidated Financial Statements - Continued
(Unaudited, dollars in thousands)

(7)           Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

	June 30, 2009	December 31, 2008
Wages and employee benefits	$33,235	$40,850
Postretirement benefits other than pension	24,440	24,429
Interest	9,011	9,011
Royalties	7,265	7,635
Taxes, other than income taxes	41,605	39,256
Asset retirement obligations(1)	4,126	5,595
Workers’ compensation	9,040	8,930
Accrued capital expenditures	9,354	18,893
Accrued derivatives(2)	14,020	28,877
Other	18,780	19,276
	$170,876	$202,752

_____________

(1)     See Note 12.
(2)      See Note 19.

Alpha Natural Resources, Inc. and Subsidiaries
Notes to Consolidated Financial Statements - Continued
(Unaudited, dollars in thousands)

(8)           Other Noncurrent Liabilities

Other noncurrent liabilities consisted of the following:

	June 30, 2009	December 31, 2008
Postemployment benefits	$4,869	$4,931
Pension benefits	120,498	115,990
Workers’ compensation	24,294	23,396
Black lung reserves	22,101	20,806
Contract settlement accrual	2,441	4,555
Asset retirement obligations(1)	172,899	165,779
Deferred production tax	12,220	11,393
Deferred credits and other	4,427	4,331
	$363,749	$351,181

_____________

(1)           See Note 12.

Alpha Natural Resources, Inc. and Subsidiaries
Notes to Consolidated Financial Statements - Continued
(Unaudited, dollars in thousands)

(9)           Accumulated Other Comprehensive Loss

Components of accumulated other comprehensive loss, net of tax, consisted of the following:

	June 30, 2009	December 31, 2008
Defined benefit pension, postretirement and other Company sponsored plans	$(75,196)	$(78,097)
Unrealized losses on cash flow hedges	(6,588)	(15,281)

Total	$(81,784)	$(93,378)

(10)           Pension, Other Postretirement Benefit Plans and Pneumoconiosis

Components of Net Periodic Pension Costs

The components of net periodic benefit costs are as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Service cost	$1,908	$1,822	$3,858	$3,397
Interest cost	3,623	3,611	7,228	6,729
Expected return on plan assets	(2,428)	(3,298)	(4,878)	(6,631)
Amortization of:
Prior service cost	43	(2)	86	(5)
Actuarial losses	1,712	194	3,414	232
Net expense	$4,858	$2,327	$9,708	$3,722

Components of Net Periodic Other Postretirement Benefit Plans Costs

The components of net periodic benefit costs are as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Service cost	$1,576	$2,018	$3,831	$3,943
Interest cost	7,566	7,407	16,024	15,932
Net expense	$9,142	$9,425	$19,855	$19,875

Alpha Natural Resources, Inc. and Subsidiaries
Notes to Consolidated Financial Statements - Continued
(Unaudited, dollars in thousands)

The Company’s postretirement medical and life insurance plans are unfunded.

Components of Pneumoconiosis Costs

The components of net periodic benefit costs are as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Service cost	$281	$249	$561	$542
Interest cost	421	519	843	872
Expected return on plan assets	(55)	(108)	(109)	(215)
Amortization of actuarial losses	158	301	315	315
Net expense	$805	$961	$1,610	$1,514

(11)           Stock-Based Compensation

On July 30, 2004, the Company’s Board of Directors adopted the Foundation Coal Holdings, Inc. 2004 Stock Incentive Plan (the “Plan”), which is designed to assist the Company in recruiting and retaining key employees, directors and consultants. The Plan, which was amended and restated effective on May 22, 2009 upon shareholder approval, permits the Company to grant its key employees, directors and consultants nonqualified stock options (“options”), stock appreciation rights, restricted stock or other stock-based awards. The awards under the Plan may be granted at a fair value or exercise price of no less than 100% of the fair market value of the Company’s common stock on the date of grant. The Plan is currently authorized for the issuance of awards for up to 5,978,483 shares of common stock. On July 31, 2009, the Company’s Board of Directors adopted the Alpha Natural Resources, Inc. (formerly Foundation Coal Holdings, Inc.) amended and restated 2004 Stock Incentive Plan.

At June 30, 2009, the Company had three types of stock-based awards outstanding: restricted stock units, restricted stock and options. Total compensation expense related to stock-based awards recognized in Selling, general and administrative expenses for the three months ended June 30, 2009 was $936, consisting of $726, $202 and $8 for restricted stock units, restricted stock and options, respectively. Total compensation expense related to stock-based awards recognized in Cost of coal sales for the three months ended June 30, 2009 was $377 for restricted stock units. Compensation expense related to stock-based awards recognized in Selling, general and administrative expenses for the three months ended June 30, 2008 was $1,479, consisting of $1,270, $143 and $66 for restricted stock units, restricted stock and options, respectively. Compensation expense related to stock-based awards recognized in Cost of coal sales for the three months ended June 30, 2008 was $449 for restricted stock units. Total compensation expense related to stock-based awards recognized in Selling, general and administrative expenses for the six months ended June 30, 2009 was $3,131, consisting of $2,383, $731 and $17 for restricted stock units, restricted stock and options, respectively. Total compensation expense related to stock-based awards recognized in Cost of coal sales for the six months ended June 30, 2009 was $931 for restricted stock units.

Alpha Natural Resources, Inc. and Subsidiaries
Notes to Consolidated Financial Statements - Continued
(Unaudited, dollars in thousands)

Compensation expense related to stock-based awards recognized in Selling, general and administrative expenses for the six months ended June 30, 2008 was $6,370, consisting of $3,402, $287 and $2,681 for restricted stock units, restricted stock and options, respectively. Compensation expense related to stock-based awards recognized in Cost of coal sales for the six months ended June 30, 2008 was $1,692 for restricted stock units.

During the first quarter of 2008, the Company modified the vesting conditions for certain of its outstanding stock-based awards. As a result, the Company remeasured the affected stock-based awards in accordance with SFAS No. 123 (revised 2004), Share-Based Payment, and recognized additional compensation expense of approximately $2,372 and $172 in Selling, general and administrative expenses and Cost of coal sales, respectively, during the six months ended June 30, 2008.

(12)           Asset Retirement Obligations

The Company’s mining activities are subject to various federal and state laws and regulations governing the protection of the environment. These laws and regulations are continually changing and are generally becoming more restrictive. The Company conducts its operations to protect the public health and environment and believes its operations are in material compliance with all applicable laws and regulations. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations, but cannot predict the exact amount of such future expenditures. Estimated future reclamation costs are based principally on estimated costs to achieve compliance with legal and regulatory requirements.

The following table describes all changes to the Company’s asset retirement obligation liability from December 31, 2008 through June 30, 2009:

Asset retirement obligations, December 31, 2008	$171,374
Accretion expense	5,906
Revisions in estimated cash flows and liabilities incurred	1,107
Liabilities settled	(1,362)
Asset retirement obligations, June 30, 2009	$177,025

The current portions of the asset retirement obligation liabilities of $4,126 and $5,595 at June 30, 2009 and December 31, 2008, respectively, are included in Accrued expenses and other current liabilities. See Note 7. The noncurrent portions of the Company’s asset retirement obligation liabilities of $172,899 and $165,779 at June 30, 2009 and December 31, 2008, respectively, are included in Other noncurrent liabilities. See Note 8. There were no assets that were legally restricted for purposes of settling asset retirement obligations at June 30, 2009 or December 31, 2008. At June 30, 2009, regulatory obligations, such as reclamation obligations, for asset retirements are secured by surety bonds in the amount of $289,181. These surety bonds are partially collateralized by letters of credit issued by the Company.

Alpha Natural Resources, Inc. and Subsidiaries
Notes to Consolidated Financial Statements - Continued
(Unaudited, dollars in thousands)

(13)           Stockholders’ Equity, Earnings (Loss) Per Common Share and Common Share Repurchases

Stockholders’ Equity

During the six months ended June 30, 2009, the Company declared and paid cash dividends of $4,467.

Earnings (Loss) Per Common Share

The following table provides a reconciliation of weighted-average shares outstanding used in the basic and diluted earnings (loss) per common share computations for the periods presented:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Weighted average common shares outstanding-basic	44,675,617	45,397,449	44,629,105	45,195,592
Dilutive impact of stock options	553,564	-	503,106	921,575
Dilutive impact of restricted stock plans	251,733	-	257,341	220,643
Weighted average common shares outstanding-diluted	45,480,914	45,397,449	45,389,552	46,337,810

In the six months ended June 30, 2009, 11,495 restricted stock units that could have potentially diluted basic earnings per common share were not included in the computation of diluted earnings per common share because to do so would have been anti-dilutive.

Common Share Repurchases

In July 2006, the Board of Directors authorized a stock repurchase program (the “Repurchase Program”), authorizing the Company to repurchase shares of its common stock. The Company may repurchase its common stock from time to time, as determined by authorized officers of the Company. In September 2008, the Board of Directors authorized a $100,000 increase to the Repurchase Program, up to an aggregate amount of $200,000. Repurchases of common shares in a cumulative amount over $100,000 are subject to a maximum leverage ratio test of pro-forma net debt to adjusted EBITDA of less than 2.25 to 1.00 under the Senior Secured Credit Facility. During the six months ended June 30, 2009, the Company did not purchase any shares under the Repurchase Program. At June 30, 2009, $113,587 of funds remained under the Repurchase Program. During the six months ended June 30, 2009, the Company issued 227,450 shares of common stock to employees upon vesting of restricted stock units. The Company repurchased 85,480 common shares withheld from employees to satisfy the employees’ minimum statutory tax withholdings upon vesting.

Alpha Natural Resources, Inc. and Subsidiaries
Notes to Consolidated Financial Statements - Continued
(Unaudited, dollars in thousands)

(14)           Segment Information

The Company produces primarily steam coal from surface and deep mines for sale to utility and industrial customers, which is distributed by rail, barge and/or truck. The Company operates only in the United States with mines in three of the major coal basins. The Company has four reportable business segments: Northern Appalachia, consisting of two underground mines in southwestern Pennsylvania; Central Appalachia, consisting of six underground mines and two surface mines in southern West Virginia; the Powder River Basin, consisting of two surface mines in Wyoming; and the Company’s Other segment. On January 30, 2009, three of the six underground mines and an associated preparation plant in Central Appalachia were idled. Other includes an idled underground mine in Illinois; expenses associated with closed mines; Dry Systems Technologies; revenues from royalties and sales of coalbed methane; coal trade activities; selling, general and administrative expenses not charged out to the Powder River Basin, Northern Appalachia or Central Appalachia mines and the elimination of intercompany transactions. The Company evaluates the performance of its segments based on income (loss) from operations.

Segment results for the three months ended June 30, 2009 are as follows:

	Powder River Basin	Northern Appalachia	Central Appalachia	Other	Consolidated
Total revenues(1)	$129,630	$179,682	$83,333	$12,015	$404,660
Income (loss) from operations	5,255	59,896	3,620	(20,047)	48,724
Equity in earnings (losses) of affiliates	9	(208)	-	-	(199)
Depreciation, depletion and amortization	11,565	26,245	12,778	1,526	52,114
Amortization of coal supply agreements	405	-	(280)	47	172
Capital expenditures	5,479	27,935	5,661	20	39,095
Acquisition of mineral rights under federal lease	36,108	-	-	-	36,108
Equity-method investments at June 30, 2009	1,025	7,750			8,775
Total assets at June 30, 2009	$528,651	$941,241	$383,088	$134,861	$1,987,841

(1)
For the three months ended June 30, 2009, total revenues included revenues related to coal shipped to customers outside of the U.S. of $14,800, $16,698 and $5,006 for the Northern Appalachia, Central Appalachia and Other segments, respectively. All contracts are denominated in U.S. dollars.

Alpha Natural Resources, Inc. and Subsidiaries
Notes to Consolidated Financial Statements - Continued
(Unaudited, dollars in thousands)

Segment results for the three months ended June 30, 2008 are as follows:

	Powder River Basin	Northern Appalachia	Central Appalachia	Other	Consolidated
Total revenues(1)	$117,184	$157,571	$125,420	$11,762	$411,937
Income (loss) from operations	6,365	12,770	7,460	(17,908)	8,687
Equity in losses of affiliate	-	(881)	-	-	(881)
Depreciation, depletion and amortization	11,356	21,633	16,737	1,779	51,505
Amortization of coal supply agreements	1,285	(9)	(740)	661	1,197
Capital expenditures	3,541	19,629	7,810	429	31,409
Equity-method investments at December 31, 2008	1,021	8,211	-	-	9,232
Total assets at December 31, 2008	$495,332	$919,360	$394,823	$158,593	$1,968,108

(1)
For the three months ended June 30, 2008, total revenues included revenues related to coal shipped to customers outside of the U.S. of $16,260, $16,003 and $5,004 for the Northern Appalachia, Central Appalachia and Other segments, respectively. All contracts are denominated in U.S. dollars.

Segment results for the six months ended June 30, 2009 are as follows:

	Powder River Basin	Northern Appalachia	Central Appalachia	Other	Consolidated
Total revenues(1)	$270,394	$322,305	$193,611	$23,519	$809,829
Income (loss) from operations	17,000	66,077	7,677	(39,334)	51,420
Equity in earnings (losses) of affiliates	13	(461)	-	-	(448)
Depreciation, depletion and amortization	23,424	48,866	26,287	3,054	101,631
Amortization of coal supply agreements	796	-	(767)	118	147
Capital expenditures	17,005	63,714	12,930	304	93,953
Acquisition of mineral rights under federal lease	36,108	-	-	-	36,108
Equity-method investments at June 30, 2009	1,025	7,750			8,775
Total assets at June 30, 2009	$528,651	$941,241	$383,088	$134,861	$1,987,841

(1)
For the six months ended June 30, 2009, total revenues included revenues related to coal shipped to customers outside of the U.S. of $19,123, $22,358 and $5,006 for the Northern Appalachia, Central Appalachia and Other segments, respectively. All contracts are denominated in U.S. dollars.

Alpha Natural Resources, Inc. and Subsidiaries
Notes to Consolidated Financial Statements - Continued
(Unaudited, dollars in thousands)

Segment results for the six months ended June 30, 2008 are as follows:

	Powder River Basin	Northern Appalachia	Central Appalachia	Other	Consolidated
Total revenues(1)	$245,321	$333,726	$228,110	$17,084	$824,241
Income (loss) from operations	19,120	46,910	4,759	(41,009)	29,780
Equity in losses of affiliate	-	(1,066)	-	-	(1,066)
Depreciation, depletion and amortization	23,112	43,765	33,868	4,025	104,770
Amortization of coal supply agreements	2,424	(85)	(1,807)	790	1,322
Capital expenditures	6,385	48,245	11,224	807	66,661
Acquisition of mineral rights under federal lease	36,108	-	-	-	36,108
Equity-method investments at December 31, 2008	1,021	8,211	-	-	9,232
Total assets at December 31, 2008	$495,332	$919,360	$394,823	$158,593	$1,968,108

(1)
For the six months ended June 30, 2008, total revenues included revenues related to coal shipped to customers outside of the U.S. of $31,995, $26,188 and $5,004 for the Northern Appalachia, Central Appalachia and Other segments, respectively. All contracts are denominated in U.S. dollars.

(15)           Other Revenue

Other revenue consisted of the following:
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Royalty income	$2,045	$2,167	$4,910	$3,492
Coalbed methane	1,189	2,982	2,737	4,730
Dry Systems Technologies equipment and
filter sales	1,961	2,031	4,101	3,679
Other	466	(23)	3,758	614
Total other revenue	$5,661	$7,157	$15,506	$12,515

Alpha Natural Resources, Inc. and Subsidiaries
Notes to Consolidated Financial Statements - Continued
(Unaudited, dollars in thousands)

(16)           Commitments and Contingencies

General

The Company follows SFAS No. 5, Accounting for Contingencies, in determining its accruals and disclosures with respect to loss contingencies. Accordingly, estimated losses from loss contingencies and legal expenses associated with the contingency are accrued by a charge to income when information available indicates that it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the consolidated financial statements when it is at least reasonably possible that a loss will be incurred and the loss is material.

Commitments

On February 20, 2008, the Company was determined to be the successful bidder on a federal coal lease by the Bureau of Land Management, a unit of the United States Department of the Interior. The bid was accepted as submitted in the amount of $180,540 for an approximate 1,428 acre tract of federal land. The lease became effective on May 1, 2008. This lease is subject to the deferred bonus payment provisions of the Code of Federal Regulations and, as such, the Company remits the bonus payment in five equal installments, the first of which was submitted with the bid as a deposit on the lease in February 2008 and the second was submitted in May 2009. The remaining three annual installments of $36,108 each are due on the anniversary dates of the lease.

See Note 12 regarding our Asset Retirement Obligations.

Guarantees

Neweagle Industries, Inc., Neweagle Coal Sales Corp., Laurel Creek Co., Inc. and Rockspring Development, Inc. (collectively, “Sellers”) are indirect wholly owned subsidiaries of the Company. The Sellers sell coal to Birchwood Power Partners, L.P. (“Birchwood”) under a Coal Supply Agreement dated July 22, 1993 (“Birchwood Contract”). Laurel Creek Co., Inc. and Rockspring Development, Inc. were parties to the Birchwood Contract since its inception, at which time those entities were not affiliated with Neweagle Industries, Inc., Neweagle Coal Sales Corp. or the Company. Effective January 31, 1994, the Birchwood Contract was assigned to Neweagle Industries, Inc. and Neweagle Coal Sales Corp. by AgipCoal Holding USA, Inc. and AgipCoal Sales USA, Inc., which at the time were affiliates of Arch Coal, Inc. Despite this assignment, Arch Coal, Inc. (“Arch”) and its affiliates have separate contractual obligations to provide coal to Birchwood if Sellers fail to perform. Pursuant to an Agreement & Release dated September 30, 1997, the Company agreed to defend, indemnify and hold harmless Arch and its subsidiaries from and against any claims arising out of any failure of Sellers to perform under the Birchwood Contract. By acknowledgement dated February 16, 2005, the Company and Arch acknowledged the continuing validity and effect of said Agreement & Release.

Alpha Natural Resources, Inc. and Subsidiaries
Notes to Consolidated Financial Statements - Continued
(Unaudited, dollars in thousands)

In the normal course of business, the Company is a party to guarantees and financial instruments with off-balance sheet risk, such as bank letters of credit, performance or surety bonds and other guarantees and indemnities related to the obligations of affiliated entities, which are not reflected in the accompanying Consolidated Balance Sheets. Management does not expect any material losses to result from these guarantees and other off-balance sheet instruments.

Contingencies

Extensive regulation of the impacts of mining on the environment and of maintaining workplace safety, and related litigation, has had or may have a significant effect on the Company’s costs of production and results of operations. Further regulations, legislation or litigation in these areas may also cause the Company’s sales or profitability to decline by increasing costs or by hindering the Company’s ability to continue mining at existing operations or to permit new operations.

Legal Proceedings

The Company is involved in various claims and other legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, consolidated results of operations or consolidated cash flows.

Letters of Credit

At June 30, 2009, the Company had $177,033 of letters of credit outstanding under its revolving credit facility. Of this amount, $118,563 is being used to partially collateralize the surety bonds securing the Company’s regulatory obligations for asset retirements. See Note 12.

Alpha Natural Resources, Inc. and Subsidiaries
Notes to Consolidated Financial Statements - Continued
(Unaudited, dollars in thousands)

(17)           Fair Value of Financial Instruments

The estimated fair values of financial instruments under SFAS No. 107, Disclosures About Fair Value of Financial Instruments, are determined based on relevant market information. These estimates involve uncertainty and cannot be determined with precision. The following methods and assumptions are used to estimate the fair value of each class of financial instrument.

Trade accounts receivable, trade accounts payable, accrued expenses and other current liabilities: The carrying amounts approximate fair value because of the short maturity of these instruments.

Long-term debt: The fair value of long-term debt is estimated based on a current market rate of interest offered to the Company for debt of similar maturities.

The estimated fair values of financial instruments are as follows at:

	June 30, 2009		December 31, 2008
	Carrying Values	Fair Values	Carrying Values	Fair Values
Long-term debt	$599,785	$590,568	$599,785	$551,098

Alpha Natural Resources, Inc. and Subsidiaries
Notes to Consolidated Financial Statements - Continued
(Unaudited, dollars in thousands)

(18)           Income Taxes

For the three months ended June 30, 2009, the income tax expense of $8,841 represents an effective rate of 22% on pre-tax income of $39,696, compared to an income tax expense of $1,115, or an effective rate of 46% on a pre-tax loss of $2,431 for the three months ended June 30, 2008. The effective rate for the three months ended June 30, 2009 is based on forecasted annual results for 2009.

For the six months ended June 30, 2009, the income tax expense of $6,738 represents an effective rate of 20% on pre-tax income of $33,389, compared to an income tax expense of $3,382, or an effective rate of 55% on pre-tax income of $6,191 for the six months ended June 30, 2008. The effective rate for the six months ended June 30, 2009 is comprised of two elements: (a) a $7,280 expense or 22% effective rate based on forecasted annual income results for 2009; offset by (b) a discrete tax benefit of $542 or 2% primarily related to state bonus depreciation estimates and adjustments related to prior year tax return amendments. Absent the discrete items, the forecasted annual effective rate of 22% for 2009 increased from the 2008 effective rate of 7% due primarily to the expected impact of permanent differences for the excess depletion deduction and a change in the estimated impact of valuation allowances required between years on AMT credits due to the forecasted earnings increase between 2008 and 2009. Changes to the effective rate during interim periods occur as the Company reconsiders its forecast of full-year pretax income based upon its most recent experience. These changes in estimates are reflected in the effective tax rate in the period in which the information becomes available to the Company.

(19)           Derivatives

Derivative instruments and hedging activities are accounted for in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activity (“SFAS No. 133”) (as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities and SFAS No. 161). SFAS No. 133 and SFAS No. 161 establish accounting and disclosure standards for derivative instruments and hedging activities and require that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value.

On the date a derivative instrument is entered into, the Company generally designates a qualifying derivative instrument as either a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (“fair value hedge”), or a hedge of the variability of cash flows to be received or paid related to a recognized asset or liability or forecasted transaction (cash flow hedge).

Alpha Natural Resources, Inc. and Subsidiaries
Notes to Consolidated Financial Statements - Continued
(Unaudited, dollars in thousands)

For derivative instruments that do not meet the qualifications to be designated as cash flow hedges, changes in fair value are recorded in current period earnings or losses. For derivative instruments that meet the qualifications and have been designated as cash flow hedges, the effective portion of the changes in fair value are recorded in Accumulated other comprehensive income (loss) and any portion that is ineffective is recorded in current period earnings or losses. Amounts recorded in Accumulated other comprehensive income (loss) are reclassified to earnings or losses in the period the underlying hedged transaction affects earnings or when the underlying hedged transaction is no longer probable of occurring. For derivative instruments that have been designated as fair value hedges, changes in the fair value of the derivative instrument and changes in the fair value of the related hedged asset or liability or unrecognized firm commitment are recorded in current period earnings or losses.

Forward Contracts

The Company manages price risk for coal sales through the use of long-term coal supply agreements. The Company evaluates each of its coal sales and coal purchase forward contracts under SFAS No. 133 to determine whether they meet the definition of a derivative and if so, whether they qualify for the normal purchase normal sale (“NPNS”) exception prescribed by SFAS No. 133. The majority of the Company’s forward contracts do qualify for the NPNS exception based on management’s intent and ability to physically deliver or take physical delivery of the coal. Contracts that qualify as derivatives and do not qualify for the NPNS exception are accounted for at fair value. Those contracts that qualify as derivatives have not been designated as cash flow hedges and accordingly, the Company includes the unrealized gains and losses in current period earnings or losses.

Swap Agreements

The Company uses diesel fuel and explosives in its production process and incurs significant expenses for the purchase of these commodities. Diesel fuel and explosive expenses represented approximately 8% of total cash costs for the six months ended June 30, 2009 and 2008. The Company is subject to the risk of price volatility for these commodities and as a part of its risk management strategy, the Company enters into swap agreements with financial institutions to mitigate the risk of price volatility for both diesel fuel and explosives. The terms of our swap agreements allows the Company to pay a fixed price and receive a floating price, which provides a fixed price per unit for the volume of purchases being hedged. As of June 30, 2009, the Company had swap agreements outstanding to hedge the variable cash flows related to 61%, 58% and 6% of anticipated diesel fuel usage for the remainder of 2009 and for calendar years 2010 and 2011, respectively. The average fixed price per swap for diesel fuel hedges is $3.08 per gallon, $1.88 per gallon and $1.97 per gallon for calendar years 2009, 2010 and 2011, respectively. As of June 30, 2009, the Company had swap agreements outstanding to hedge the variable cash flows related to approximately 72% and 45% of anticipated explosive usage for the remainder of 2009 and for calendar year 2010, respectively. All cash flows associated with derivative instruments are classified as operating cash flows in the Consolidated Statements of Cash Flows for the six months ended June 30, 2009 and 2008. The following table presents the fair values and location within the Consolidated Balance Sheets of the Company’s derivative instruments:

	Asset Derivatives (1)
Derivatives not designated as cash flow hedging instruments:	June 30, 2009	December 31, 2008

Commodity swaps	$2,295	$-

Alpha Natural Resources, Inc. and Subsidiaries
Notes to Consolidated Financial Statements - Continued
(Unaudited, dollars in thousands)

	Liability Derivatives (2)
Derivatives designated as cash flow hedging instruments:	June 30, 2009	December 31, 2008

Commodity swaps	$12,342	$23,828

Derivatives not designated as
cash flow hedging instruments:
Commodity swaps	$-	$1,150
Forward contracts	1,808	3,899
Coal options	114	-
Total	$1,922	$5,049
Total liability derivatives	$14,264	$28,877
Total derivatives	$11,969	$28,877

(1)	Amounts included in Other current assets and Other noncurrent assets. See Note 6.
(2)	Amounts included in Accrued expenses and other current liabilities, and Other noncurrent liabilities. See Note 7 and Note 8.

Alpha Natural Resources, Inc. and Subsidiaries
Notes to Consolidated Financial Statements - Continued
(Unaudited, dollars in thousands)

The following table presents the gains and losses from derivative instruments for the six months ended June 30, 2009 and 2008 and their location within the Consolidated Financial Statements:

	Gain (loss) reclassified from		Loss recorded		Gain (loss)
	Accumulated other comprehensive		in Net income related to		recorded in Accumulated other
	loss into Net income (1)		derivative ineffectiveness (1)		other comprehensive income
Derivatives designated as cash flow hedging instruments:	2009	2008	2009	2008	2009	2008

Commodity swaps	$(9,179)	$264	$(38)	$-	$(486)	$1,070

Total	$(9,179)	$264	$(38)	$-	$(486)	$1,070

	Gain recorded in
	Net income for derivatives not designated
Derivatives not designated as	as cash flow hedging instruments
cash flow hedging instruments:	2009	2008

Commodity swaps (1)	$3,445	$1,062
Forward contracts (2)	2,091	-
Coal options (2)	618	-

	$6,154	$1,062

(1)	Amounts included in Cost of coal sales.
(2)	Amounts included in Other revenue.

Unrealized losses recorded in Accumulated other comprehensive loss are reclassified to income or loss as the financial swaps settle and the Company purchases the underlying diesel fuel and explosives that are being hedged. During the next twelve months, the Company expects to reclassify approximately $5,375, net of tax, for diesel fuel hedges and approximately $1,394, net of tax, for explosive hedges. The following table summarizes the changes to Accumulated other comprehensive income related to hedging activities during the six months ended June 30, 2009:

Balance December 31, 2008	Net amounts reclassified to earnings	Net change associated with current period hedging transactions	Balance June 30, 2009

$(15,281)	$9,179	$(486)	$(6,588)

Alpha Natural Resources, Inc. and Subsidiaries
Notes to Consolidated Financial Statements - Continued
(Unaudited, dollars in thousands)

(20)           Subsequent Events

Merger with Alpha Natural Resources, Inc.

On July 31, 2009, Alpha Natural Resources, Inc. (“Old Alpha”) merged (the “Merger”) with and into Foundation Coal Holdings, Inc. (“Foundation”), with Foundation continuing as the surviving corporation under the name Alpha Natural Resources, Inc. We refer to the surviving corporation as “New Alpha.”

As of the effective time of the Merger (the “Effective Time”), each issued and outstanding share of common stock, par value $0.01, of Foundation, and other outstanding equity-based awards other than any shares owned by Old Alpha, were converted into the right to receive 1.0840 shares of common stock, par value $0.01, of New Alpha, and each issued and outstanding share of common stock, par value $0.01, of Old Alpha, other than any shares owned by Foundation, automatically became one share of common stock of New Alpha. Immediately after the Effective Time, Old Alpha’s stockholders owned approximately 59% of New Alpha common stock and Foundation’s stockholders owned approximately 41% of New Alpha common stock.

The Merger will be accounted for as a business combination under SFAS 141(R). For financial accounting purposes, the Merger is treated as a “reverse acquisition” and Old Alpha is treated as the accounting acquirer. Accordingly, Old Alpha’s financial statements will become the financial statements of New Alpha and New Alpha’s future periodic filings will reflect Old Alpha’s historical financial condition and results of operations shown for comparative purposes. For the three and six month periods ended June 30, 2009, Foundation incurred merger-related costs of approximately $4,800, which are included in Selling, general, and administrative expenses.

Also at the Effective Time, the Board of Directors of New Alpha was comprised of ten members, six of which were members of Old Alpha’s board and four were members of the Foundation board. The headquarters of New Alpha is in Abingdon, Virginia.

7.25% Senior Notes Due August 1, 2014

On July 30, 2004, Foundation’s subsidiary, Foundation PA Coal Company, LLC (“Foundation PA”), issued $300,000 aggregate principal amount of 7.25% Notes that mature on August 1, 2014 (the “2014 Notes”). As of June 30, 2009 $298,285 remained outstanding. The 2014 Notes were guaranteed on a senior unsecured basis by Foundation Coal Corporation (“FCC”), an indirect parent of Foundation PA, and certain of its subsidiaries. As a result of the Merger, Foundation PA and FCC became subsidiaries of New Alpha.

On August 1, 2009, in connection with the Merger, Foundation PA, New Alpha and certain of its subsidiaries (which were also former subsidiaries of Old Alpha) (the “New Subsidiaries”) executed a supplemental indenture (the “Third Supplemental Indenture”), which supplements the indenture dated as of July 30, 2004 as supplemented, governing the 2014 Notes.

Pursuant to the Third Supplemental Indenture, New Alpha assumed the obligations of FCC in respect of the 2014 Notes and, along with the New Subsidiaries, became obligated as guarantors on the indenture governing the 2014 Notes. On August 1, 2009, in connection with the Merger, FCC merged with and into New Alpha.

Alpha Natural Resources, Inc. and Subsidiaries
Notes to Consolidated Financial Statements - Continued
(Unaudited, dollars in thousands)

Credit Agreement

On July 31, 2009, following the Merger and upon satisfaction of the requisite conditions, an amendment dated as of May 22, 2009 (“Amendment No. 1”) to the Senior Secured Credit Facility (“Credit Agreement”), dated as of July 30, 2004, became effective. Under the Credit Agreement, Foundation had a $500,000 revolving credit line and a $335,000 term loan with $301,500 outstanding as of June 30, 2009. Repayment of outstanding indebtedness owed under the credit facility includes quarterly amortization of the term loan beginning in the third quarter of 2009 with both the term loan and revolving credit line maturing July 7, 2011. Pursuant to Amendment No. 1, New Alpha and certain of its subsidiaries became obligated as guarantors under the Credit Agreement. Amendment No. 1 also provides for an increase in the interest rate to 3.25 percentage points over the London interbank offered rate (“LIBOR”) from 1.25 percentage points over LIBOR, subject, in the case of revolving loans, to adjustment based on leverage ratios. Upon Amendment No. 1 becoming effective, limitations on annual capital expenditure amounts were eliminated and the amount of incremental credit facilities that may be incurred under the Credit Agreement were increased from $100,000 to $200,000 of which $150,000 was utilized to increase the revolving credit line to $650,000.

Asset Exchange

On July 16, 2009, the Company completed an asset exchange with various subsidiaries of Massey Energy Company. In the transaction which was designed to optimize the reserve bases of both companies, the Company created a contiguous reserve in the Harts Creek/Atenville area through the acquisition of approximately 19 million tons of coal, increasing the total coal reserve block to more than 120 million tons. In exchange, the Company conveyed to Massey approximately 23 million tons of coal reserves and the operating assets of the Laurel Creek Mining Complex in Central Appalachia, including a coal processing plant, a permitted impoundment, permitted surface reserves, three idled underground mines, and related mining equipment.

The Company has evaluated subsequent events through August 7, 2009, the date the financial statements were issued.

Alpha Natural Resources, Inc. and Subsidiaries
Notes to Consolidated Financial Statements - Continued
(Unaudited, dollars in thousands)

(21)           Supplemental Guarantor and Non-Guarantor Financial Information

On July 30, 2004, the Company’s indirect wholly owned subsidiary, Foundation PA Coal Company, LLC (the “Issuer” or “Non-Guarantor Subsidiary”), issued $300,000 aggregate principal amount of 7.25% Notes that mature on August 1, 2014. In accordance with the indenture governing the 2014 Notes, the Guarantor Subsidiaries are each of the direct and indirect wholly owned subsidiaries of FCC, other than the Issuer. The Guarantor Subsidiaries have fully and unconditionally guaranteed the 2014 Notes, jointly and severally, on a senior unsecured basis. See Note 20 for developments relating to the Merger.

Presented below are condensed consolidating financial statements as of June 30, 2009 and December 31, 2008 and for the three and six month periods ended June 30, 2009 based on the guarantor structure that was in place at that time. Separate consolidated financial statements and other disclosures concerning the Guarantor Subsidiaries are not presented because management believes that such information is not material to holders of the Notes.

Supplemental Condensed Consolidating Balance Sheet
June 30, 2009
	Guarantor	Issuer	Guarantor		FCC	Other Non-Guarantor	Total
	FCC	Subsidiary	Subsidiaries	Eliminations	Consolidated	Entities	Consolidated
Assets
Current assets:
Cash	$30,822	$-	$74	$-	$30,896	$-	$30,896
Trade accounts receivable	-	-	114,073	-	114,073	-	114,073
Inventories, net	-	-	93,595	-	93,595	-	93,595
Deferred income taxes	13,280	898	15,077	-	29,255	-	29,255
Prepaid expenses	7,442	883	17,229	-	25,554	389	25,943
Other current assets	762	905	3,953	-	5,620	-	5,620
Total current assets	52,306	2,686	244,001	-	298,993	389	299,382
Owned surface lands	-	-	55,103	-	55,103	-	55,103
Plant, equipment and mine development costs, net	21,557	-	677,159	-	698,716	-	698,716
Owned and leased mineral rights, net	-	-	892,007	-	892,007	-	892,007
Coal supply agreements, net	(367)	-	5,489	-	5,122	-	5,122
Other noncurrent assets	710,273	1,159,461	956,872	(2,789,095)	37,511	-	37,511
Total assets	$783,769	$1,162,147	$2,830,631	$(2,789,095)	$1,987,452	$389	$1,987,841
Liabilities
Current liabilities:
Current portion of long-term debt	$-	$33,500	$-	$-	$33,500	$-	$33,500
Trade accounts payable	1,505	-	41,735	-	43,240	32	43,272
Accrued expenses and other current liabilities	4,062	9,216	155,966	-	169,244	1,632	170,876
Total current liabilities	5,567	42,716	197,701	-	245,984	1,664	247,648
Long-term debt	-	566,285	-	-	566,285	-	566,285
Deferred income taxes	(155,584)	687	160,590	-	5,693	(637)	5,056
Coal supply agreements, net	-	-	2,627	-	2,627	-	2,627
Postretirement benefits	28,971	-	514,582	-	543,553	-	543,553
Other noncurrent liabilities	645,254	287,978	727,630	(1,297,113)	363,749	-	363,749
Total liabilities	524,208	897,666	1,603,130	(1,297,113)	1,727,891	1,027	1,728,918
Stockholder Equity
Stockholder equity	259,561	264,481	1,227,501	(1,491,982)	259,561	(638)	258,923
Total liabilities and stockholder equity	$783,769	$1,162,147	$2,830,631	$(2,789,095)	$1,987,452	$389	$1,987,841

Alpha Natural Resources, Inc. and Subsidiaries
Notes to Consolidated Financial Statements - Continued
(Unaudited, dollars in thousands)

Supplemental Condensed Consolidating Balance Sheet
December 31, 2008
	Guarantor	Issuer	Guarantor		FCC	Other Non-Guarantor	Total
	FCC	Subsidiary	Subsidiaries	Eliminations	Consolidated	Entities	Consolidated
Assets
Current assets:
Cash	$42,254	$-	$72	$-	$42,326	$-	$42,326
Trade accounts receivable	-	-	135,354	-	135,354	-	135,354
Inventories, net	-	-	56,508	-	56,508	-	56,508
Deferred income taxes	13,280	946	15,076	-	29,302	-	29,302
Prepaid expenses	6,729	735	20,676	-	28,140	377	28,517
Other current assets	804	905	3,967	-	5,676	-	5,676
Total current assets	63,067	2,586	231,653	-	297,306	377	297,683
Owned surface lands	-	-	51,802	-	51,802	-	51,802
Plant, equipment and mine development costs, net	23,994	-	661,615	-	685,609	-	685,609
Owned and leased mineral rights, net	-	-	888,514	-	888,514	-	888,514
Coal supply agreements, net	(505)	-	7,415	-	6,910	-	6,910
Other noncurrent assets	617,513	1,088,469	909,841	(2,578,233)	37,590	-	37,590
Total assets	$ $ 704,069	$1,091,055	$2,750,840	$(2,578,233)	$1,967,731	$377	$1,968,108
Liabilities
Current liabilities:
Current portion of long-term debt	$-	$16,750	$-	$-	$16,750	$-	$16,750
Trade accounts payable	2,545	-	50,041	-	52,586	9	52,595
Accrued expenses and other current liabilities	6,863	9,221	187,221	-	203,305	(553)	202,752
Total current liabilities	9,408	25,971	237,262	-	272,641	(544)	272,097
Long-term debt	-	583,035	-	-	583,035	-	583,035
Deferred income taxes	(161,108)	687	160,590	-	169	(169)	-
Coal supply agreements, net	-	-	4,268	-	4,268	-	4,268
Postretirement benefits	1,191	-	531,975	-	533,166	-	533,166
Other noncurrent liabilities	631,307	251,702	706,554	(1,238,382)	351,181	-	351,181
Total liabilities	480,798	861,395	1,640,649	(1,238,382)	1,744,460	(713)	1,743,747
Stockholder Equity
Stockholder equity	223,271	229,660	1,110,191	(1,339,851)	223,271	1,090	224,361
Total liabilities and stockholder equity	$704,069	$1,091,055	$2,750,840	$(2,578,233)	$1,967,731	$377	$1,968,108

Alpha Natural Resources, Inc. and Subsidiaries
Notes to Consolidated Financial Statements - Continued
(Unaudited, dollars in thousands)

Supplemental Condensed Consolidating Statement of Operations
For the Three Months Ended June 30, 2009

	Guarantor	Issuer	Guarantor	Eliminations	FCC	Other Non-Guarantor	Total
	FCC	Subsidiary	Subsidiaries		Consolidated	Entities	Consolidated
Total revenues	$-	$-	$404,660	$-	$404,660	$-	$404,660
Costs and expenses:
Cost of coal sales (excludes depreciation,
depletion and amortization)	-	245	279,207	-	279,452	-	279,452
Selling, general and administrative expenses
(excludes depreciation, depletion and
amortization)	9,333	-	6,643	-	15,976	5,273	21,249
Accretion on asset retirement obligations	-	-	2,949	-	2,949	-	2,949
Depreciation, depletion and amortization	1,223	-	50,891	-	52,114	-	52,114
Amortization of coal supply agreements	(69)	-	241	-	172	-	172
(Loss) income from operations	(10,487)	(245)	64,729	-	53,997	(5,273)	48,724
Other income (expense):						-
Interest expense	(2,297)	(6,542)	(207)	-	(9,046)	-	(9,046)
Interest income	1	-	17	-	18	-	18
(Loss) income before income tax expense,
equity in (losses) earnings of affiliates and equity
in earnings of investments in Issuer and Guarantor
Subsidiaries	(12,783)	(6,787)	64,539	-	44,969	(5,273)	39,696
Income tax expense	(9,180)	(16)	(571)	-	(9,767)	926	(8,841)
Equity in (losses) earnings of affiliates	-	(208)	9	-	(199)	-	(199)
Equity in earnings of investments in Issuer
and Guarantor Subsidiaries	56,966	56,040	-	(113,006)	-	-	-
Net income	$35,003	$49,029	$63,977	$(113,006)	$35,003	$(4,347)	$30,656

Alpha Natural Resources, Inc. and Subsidiaries
Notes to Consolidated Financial Statements - Continued
(Unaudited, dollars in thousands)

Supplemental Condensed Consolidating Statement of Operations
For the Three Months Ended June 30, 2008

	Guarantor	Issuer	Guarantor	Eliminations	FCC	Other Non-Guarantor	Total
	FCC	Subsidiary	Subsidiaries		Consolidated	Entities	Consolidated
Total revenues	$212	$-	$411,725	$-	$411,937	$-	$411,937
Costs and expenses:
Cost of coal sales (excludes depreciation,
depletion and amortization)	-	624	329,602	-	330,226	-	330,226
Selling, general and administrative expenses
(excludes depreciation, depletion and
amortization)	11,139	-	5,793	-	16,932	491	17,423
Accretion on asset retirement obligations	-	-	2,899	-	2,899	-	2,899
Depreciation, depletion and amortization	1,399	-	50,106	-	51,505	-	51,505
Amortization of coal supply agreements	(85)	-	1,282	-	1,197	-	1,197
(Loss) income from operations	(12,241)	(624)	22,043	-	9,178	(491)	8,687
Other income (expense):						-
Interest expense	(4,314)	(6,851)	(201)	-	(11,366)	-	(11,366)
Interest income	222	-	26	-	248	-	248
(Loss) income before income tax (expense) benefit,
equity in losses of affiliate and equity
in earnings of investments in Issuer and Guarantor
Subsidiaries	(16,333)	(7,475)	21,868	-	(1,940)	(491)	(2,431)
Income tax (expense) benefit	(2,634)	553	932	-	(1,149)	34	(1,115)
Equity in losses of affiliate	-	(881)	-		(881)	-	(881)
Equity in earnings of investments in Issuer
and Guarantor Subsidiaries	14,997	12,817	-	(27,814)	-	-	-
Net (loss) income	$(3,970)	$5,014	$22,800	$(27,814)	$(3,970)	$(457)	$(4,427)

Alpha Natural Resources, Inc. and Subsidiaries
Notes to Consolidated Financial Statements - Continued
(Unaudited, dollars in thousands)

Supplemental Condensed Consolidating Statement of Operations
For the Six Months Ended June 30, 2009

	Guarantor	Issuer	Guarantor	Eliminations	FCC Consolidated	Other Non-Guarantor	Total
	FCC	Subsidiary	Subsidiaries			Entities	Consolidated
Total revenues	$-	$-	$809,829	$-	$809,829	$-	$809,829
Costs and expenses:
Cost of coal sales (excludes depreciation,
depletion and amortization)	-	461	611,559	-	612,020	-	612,020
Selling, general and administrative expenses
(excludes depreciation, depletion and
amortization)	19,148	-	13,448	-	32,596	6,109	38,705
Accretion on asset retirement obligations	-	-	5,906	-	5,906	-	5,906
Depreciation, depletion and amortization	2,438	-	99,193	-	101,631	-	101,631
Amortization of coal supply agreements	(138)	-	285	-	147	-	147
(Loss) income from operations	(21,448)	(461)	79,438	-	57,529	(6,109)	51,420
Other income (expense):						-
Interest expense	(4,524)	(13,010)	(662)	-	(18,196)	-	(18,196)
Interest income	23	-	142	-	165	-	165
(Loss) income before income tax expense,
equity in (losses) earnings of affiliates and equity
in earnings of investments in Issuer and Guarantor
Subsidiaries	(25,949)	(13,471)	78,918	-	39,498	(6,109)	33,389
Income tax expense	(7,336)	(24)	(479)	-	(7,839)	1,101	(6,738)
Equity in (losses) earnings of affiliates	-	(461)	13	-	(448)	-	(448)
Equity in earnings of investments in Issuer
and Guarantor Subsidiaries	64,496	59,354	-	(123,850)	-	-	-
Net income	$31,211	$45,398	$78,452	$(123,850)	$31,211	$(5,008)	$26,203

Alpha Natural Resources, Inc. and Subsidiaries
Notes to Consolidated Financial Statements - Continued
(Unaudited, dollars in thousands)

Supplemental Condensed Consolidating Statement of Operations
For the Six Months Ended June 30, 2008

	Guarantor	Issuer	Guarantor	Eliminations	FCC Consolidated	Other Non-Guarantor	Total
	FCC	Subsidiary	Subsidiaries			Entities	Consolidated
Total revenues	$10	$-	$824,231	$-	$824,241	$-	$824,241
Costs and expenses:
Cost of coal sales (excludes depreciation,
depletion and amortization)	-	864	644,835	-	645,699	-	645,699
Selling, general and administrative expenses
(excludes depreciation, depletion and
amortization)	24,373	-	11,898	-	36,271	943	37,214
Accretion on asset retirement obligations	-	-	5,456	-	5,456	-	5,456
Depreciation, depletion and amortization	2,822	-	101,948	-	104,770	-	104,770
Amortization of coal supply agreements	(169)	-	1,491	-	1,322	-	1,322
(Loss) income from operations	(27,016)	(864)	58,603	-	30,723	(943)	29,780
Other income (expense):						-
Interest expense	(11,077)	(12,923)	(280)	-	(24,280)	-	(24,280)
Interest income	639	-	52	-	691	-	691
(Loss) income before income tax (expense) benefit,
equity in losses of affiliate and equity
in earnings of investments in Issuer and Guarantor
Subsidiaries	(37,454)	(13,787)	58,375	-	7,134	(943)	6,191
Income tax (expense) benefit	(4,590)	525	562	-	(3,503)	121	(3,382)
Equity in losses of affiliate	-	(1,066)	-		(1,066)	-	(1,066)
Equity in earnings of investments in Issuer
and Guarantor Subsidiaries	44,609	45,309	-	(89,918)	-	-	-
Net income	$2,565	$30,981	$58,937	$(89,918)	$2,565	$(822)	$1,743

Alpha Natural Resources, Inc. and Subsidiaries
Notes to Consolidated Financial Statements - Continued
(Unaudited, dollars in thousands)

Supplemental Condensed Consolidating Statement of Cash Flow
Six Months Ended June 30, 2009

	Guarantor	Issuer	Guarantor	FCC	Other Non-Guarantor	Total
	FCC	Subsidiary	Subsidiaries	Consolidated	Entities	Consolidated
Net cash (used in) provided by operating activities	$(3,027)	$-	$129,938	$126,911	$(2,550)	$124,361
Investing activities:
Purchases of property, plant, equipment and mine
development costs	-	-	(93,953)	(93,953)	-	(93,953)
Acquisition of mineral rights under federal lease	-	-	(36,108)	(36,108)	-	(36,108)
Proceeds from disposition of property, plant
and equipment	-	-	125	125	-	125
Net cash used in investing activities	-	-	(129,936)	(129,936)	-	(129,936)
Financing activities:
Payment of cash dividends	-	-	-	-	(4,467)	(4,467)
Payment of cash dividends to Foundation Coal Holdings, Inc.	(4,467)	-	-	(4,467)	4,467	-
Proceeds from revolving credit facility	-	10,000	-	10,000	-	10,000
Principal repayment of revolving credit facility	-	(10,000)	-	(10,000)	-	(10,000)
Return of capital to Foundation Coal Holdings, Inc.	(3,938)	-	-	(3,938)	3,938	-
Other	-	-	-	-	(1,388)	(1,388)
Net cash used in financing activities	(8,405)	-	-	(8,405)	2,550	(5,855)
Net (decrease) increase in cash	(11,432)	-	2	(11,430)	-	(11,430)
Cash at beginning of period	42,254	-	72	42,326	-	42,326
Cash at end of period	$30,822	$-	$74	$30,896	$-	$30,896

Alpha Natural Resources, Inc. and Subsidiaries
Notes to Consolidated Financial Statements - Continued
(Unaudited, dollars in thousands)

Supplemental Condensed Consolidating Statement of Cash Flow
Six Months Ended June 30, 2008

	Guarantor	Issuer	Guarantor	FCC	Other Non-Guarantor	Total
	FCC	Subsidiary	Subsidiaries	Consolidated	Entities	Consolidated
Net cash provided by operating activities	$29,797	$-	$102,638	$132,435	$(654)	$131,781
Investing activities:
Purchases of property, plant, equipment and mine
development costs	(630)	-	(66,031)	(66,661)	-	(66,661)
Acquisition of mineral rights under federal lease	-	-	(36,108)	(36,108)	-	(36,108)
Purchases of equity-method investments	-	(9,246)	(824)	(10,070)		(10,070)
Proceeds from disposition of property, plant
and equipment	-	-	324	324	-	324
Net cash used in investing activities	(630)	(9,246)	(102,639)	(112,515)	-	(112,515)
Financing activities:
Payment of cash dividends	-	-	-	-	(4,530)	(4,530)
Payment of cash dividends to Foundation Coal Holdings, Inc.	(4,530)	-	-	(4,530)	4,530	-
Proceeds from issuance of common stock	-	-	-	-	3,436	3,436
Capital contributions from Foundation Coal Holdings, Inc.	3,436	-	-	3,436	(3,436)	-
Excess tax benefit from stock-based awards	5,542	-	-	5,542	-	5,542
Return of capital to Foundation Coal Holdings, Inc.	(2,728)	-	-	(2,728)	2,728	-
Capital contributions to Issuer subsidiary	(9,246)	-	-	(9,246)	9,246	-
Capital contributions from Guarantor	-	9,246	-	9,246	(9,246)	-
Other	-	-	-	-	(2,073)	(2,073)
Net cash (used in) provided by financing activities	(7,526)	9,246	-	1,720	655	2,375
Net increase (decrease) in cash and cash equivalents	21,641	-	(1)	21,640	1	21,641
Cash and cash equivalents at beginning of period	49,993	-	71	50,064	7	50,071
Cash and cash equivalents at end of period	$71,634	$-	$70	$71,704	$8	$71,712